Exhibit 99.1

The Hanover Reports Fourth Quarter and Full Year Results

Full Year Highlights

•
Combined ratio of 99.8%; Combined ratio, excluding catastrophes(1), of 92.1%
•
Net premiums written of $5.5 billion, an increase of 9.7%* from the prior year
•
Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(2), increased from the prior-year reflecting the impact of inflation on property coverages in Personal Lines and Core Commercial, partially offset by the benefit of rate increases earning-in within Specialty and Core Commercial
•
Net investment income of $296.3 million, above original guidance by approximately $25 million, driven primarily by higher-than-expected bond reinvestment rates

Fourth Quarter Highlights

•
Combined ratio of 108.0%, and 94.1% excluding catastrophes
•
Catastrophe losses of $189.6 million, or 13.9 points, including the impact from Winter Storm Elliott of $165 million
•
Net premiums written increase of 9.1%, with strong contributions from each segment
•
Renewal price change(3) of 10.2% in Core Commercial, 13.2% in Specialty and 10.1% in Personal Lines, driven by homeowners renewal price change of 15.5%
•
Rate increases(3) of 7.2% in Core Commercial, 8.2% in Specialty and 5.4% in Personal Lines
•
Current accident year loss and LAE ratio, excluding catastrophes, was in line with the outlook provided on the third quarter 2022 earnings call, but higher than the prior-year quarter driven by the impact of inflation, primarily on personal lines property
•
Net investment income of $75.9 million, above expectations and helped by higher bond reinvestment rates, while below the prior-year quarter due to the elevated level of partnership income in the fourth quarter of 2021
•
On December 5, 2022, the Board of Directors approved an increase of 8% to the regular quarterly dividend
•
Book value per share of $65.38, up 1.2% from September 30, 2022, primarily driven by an increase in the fair value of investments

WORCESTER, Mass., February 1, 2023 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $11.6 million, or $0.33 per basic share**, in the fourth quarter of 2022, compared to net income of $163.5 million, or $4.53 per diluted share, in the prior-year quarter. Operating loss(4) was $37.4 million, or $1.05 per basic share, for the fourth quarter of 2022. This compared to operating income of $122.1 million, or $3.38 per diluted share, in the prior-year quarter.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

**Operating loss before and after income taxes, non-operating items, loss from continuing operations, net of taxes, and net loss metrics are calculated using basic shares outstanding due to antidilution.

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

Net income was $116.0 million, or $3.21 per diluted share, in the full year 2022. This compared to net income of $418.7 million, or $11.49 per diluted share, in the prior year. Operating income was $199.9 million, or $5.53 per diluted share, in 2022. This compared to operating income of $318.3 million, or $8.73 per diluted share, in the prior year.

“Despite the disappointing impact of Winter Storm Elliott, we are pleased with the progress we made in the fourth quarter toward recapturing margins in property lines and we are proud of the advancements we made in 2022 on our long-term strategic and business priorities,” said John C. Roche, president and chief executive officer at The Hanover. “In the quarter, we increased Personal Lines pricing by 10.1%, up 2.8 points over the third quarter, while sustaining excellent retention, which is a testament to the effectiveness of our agency distribution approach and distinctive product offering. Furthermore, pricing in Core Commercial remained relatively stable as we continued to increase insured values and implement selected property underwriting actions. We are once again delighted with the exceptional performance and progress of our Specialty business, which delivered double-digit net premiums written growth and a sub-90s combined ratio for the year. As we move forward, we remain focused on addressing the challenges at hand in this dynamic and rapidly changing environment. I have every confidence we have the team, the strategy, and the capabilities to effectively navigate what lies ahead. We remain committed to generating superior value for our shareholders and all of our stakeholders.”

“Considering the magnitude of recent catastrophe activity and the current economic environment, we delivered solid results, with operating income per share of $5.53 and operating return on equity(5) of 6.7% in 2022,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “We generated net premiums written growth of 9.7%, with strong contributions across all segments, and a combined ratio, excluding catastrophes, of 92.1%, in line with the guidance we provided on our third quarter call in November. A confluence of factors made Winter Storm Elliott a unique and very destructive storm, from its timing to its widespread impact. We have an established track record of effectively addressing hurricanes and other catastrophe perils in the past, and we are confident in our ability to do so again. We continued to demonstrate our expense rigor, as we achieved a 50-basis point improvement in the full-year expense ratio(6) over the prior-year period due to continued expense discipline, growth leverage, and some one-time favorability. Our diversified investment portfolio is well positioned, and we are pleased with the substantial improvement in the investment income from our fixed assets portfolio. We believe the current interest rate environment will continue to provide an accumulating benefit. We have entered 2023 in a robust financial position and have strong visibility into improved margins and investment income, as we deliver comprehensive and innovative insurance solutions to our agent partners and customers, which should drive sustainable, profitable growth in the year ahead.”

Fourth Quarter and Full Year 2022 Financial Highlights

	Three months ended		Year ended
	December 31		December 31
($ in millions, except per share data)	2022	2021	2022	2021
Net premiums written	$1,326.0	$1,214.9	$5,476.5	$4,993.4
Growth	9.1%	9.2%	9.7%	8.6%
Net premiums earned	$1,363.5	$1,242.6	$5,252.3	$4,770.2

Current accident year loss and LAE ratio, excluding catastrophes(2)	63.3%	59.6%	61.7%	58.5%
Prior year development ratio	(0.1)%	(1.2)%	(0.4)%	(1.2)%
Catastrophe ratio	13.9%	3.1%	7.7%	8.4%
Loss and LAE ratio	77.1%	61.5%	69.0%	65.7%
Expense ratio	30.9%	31.4%	30.8%	31.3%
Combined ratio	108.0%	92.9%	99.8%	97.0%
Combined ratio, excluding catastrophes(1)	94.1%	89.8%	92.1%	88.6%
Current accident year combined ratio, excluding catastrophes(1)	94.2%	91.0%	92.5%	89.8%

Net income (loss)	$(11.6)	$163.5	$116.0	$418.7
per diluted/(basic) share	(0.33)	4.53	3.21	11.49
Operating income (loss)	(37.4)	122.1	199.9	318.3
per diluted/(basic) share	(1.05)	3.38	5.53	8.73

Book value per share	$65.38	$88.59	$65.38	$88.59
Ending shares outstanding (in millions)	35.6	35.5	35.6	35.5

Fourth Quarter Operating Highlights

Core Commercial

Core Commercial operating loss before taxes was $52.7 million in the fourth quarter of 2022, compared to operating income before taxes of $71.9 million in the fourth quarter of 2021. The Core Commercial combined ratio was 117.2%, compared to 92.4% in the prior-year quarter.

Catastrophe losses in the fourth quarter of 2022 were $123.5 million, or 24.6 points of the combined ratio, driven by the significant and widespread impact of Winter Storm Elliott. Elliott impacted the majority of the U.S. over several days in late December and occurred during a heavy travel and low occupancy period, which resulted in delayed recognition and increased damage to commercial properties. This compared to catastrophe losses of $10.9 million, or 2.3 points, in the prior-year quarter.

Net favorable prior-year reserve development, excluding catastrophes, was $2.4 million, or 0.5 points, in the fourth quarter of 2022, compared to $7.2 million, or 1.5 points, in the fourth quarter of 2021.

Core Commercial current accident year combined ratio, excluding catastrophes, increased 1.5 points to 93.1% in the fourth quarter of 2022, from 91.6% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 60.2%, increased 2.2 points from the prior-year quarter, primarily due to increased loss cost inflation on property coverages, as well as higher property large loss activity in the commercial multiple peril (“CMP”) line.

The expense ratio decreased by 0.7 points to 32.9% in the fourth quarter of 2022, compared to the prior-year quarter, primarily attributable to fixed cost leverage from premium growth and lower performance-based compensation.

Net premiums written were $453.2 million in the quarter, up 5.9% from the prior-year quarter, consisting of 7.0% growth in small commercial and 4.5% growth in middle market. In the fourth quarter, Core Commercial renewal price increases averaged 10.2%, while average rate increases were 7.2%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Net premiums written	$453.2	$427.9	$1,999.9	$1,864.8
Growth	5.9%	6.8%	7.2%	8.0%
Net premiums earned	503.0	468.4	1,950.5	1,810.9
Operating income (loss) before taxes	(52.7)	71.9	106.9	138.0
Loss and LAE ratio	84.3%	58.8%	68.5%	67.4%
Expense ratio	32.9%	33.6%	32.7%	32.9%
Combined ratio	117.2%	92.4%	101.2%	100.3%
Prior-year development ratio	(0.5)%	(1.5)%	(0.5)%	(1.0)%
Catastrophe ratio	24.6%	2.3%	9.9%	9.7%
Combined ratio, excluding catastrophes	92.6%	90.1%	91.3%	90.6%
Current accident year combined ratio, excluding catastrophes	93.1%	91.6%	91.8%	91.6%

Specialty

Specialty operating income before taxes was $43.9 million in the fourth quarter of 2022, compared to $49.0 million in the fourth quarter of 2021. The Specialty combined ratio was 90.5%, compared to 87.7% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2022 were $9.9 million, or 3.2 points of the combined ratio, compared to $4.6 million, or 1.7 points, in the prior-year quarter.

Prior-year reserve development, excluding catastrophes, was immaterial in the fourth quarter of 2022. This compared to net favorable prior-year reserve development, excluding catastrophes, of $4.2 million, or 1.5 points, in the fourth quarter of 2021.

Specialty current accident year combined ratio, excluding catastrophes, was 87.3% in the fourth quarter of 2022. The current accident year loss and LAE ratio, excluding catastrophes, decreased by 0.9 points to 51.5%, driven primarily by the benefit of earned rate increases above loss trends.

The expense ratio increased by 0.7 points to 35.8% in the fourth quarter of 2022, compared to the prior-year quarter, primarily driven by the timing of technology investments, partially offset by fixed cost leverage from premium growth.

Net premiums written were $309.5 million in the quarter, up 8.7% from the prior-year quarter, driven primarily by rate and exposure increases. In the fourth quarter, Specialty renewal price increases averaged 13.2%, while average rate increases were 8.2%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Net premiums written	$309.5	$284.8	$1,243.7	$1,118.9
Growth	8.7%	14.1%	11.2%	11.1%
Net premiums earned	308.4	277.5	1,189.0	1,029.9
Operating income before taxes	43.9	49.0	186.0	131.9
Loss and LAE ratio	54.7%	52.6%	54.0%	57.4%
Expense ratio	35.8%	35.1%	35.3%	35.5%
Combined ratio	90.5%	87.7%	89.3%	92.9%
Prior-year development ratio	-	(1.5)%	(1.6)%	(1.6)%
Catastrophe ratio	3.2%	1.7%	2.8%	5.0%
Combined ratio, excluding catastrophes	87.3%	86.0%	86.5%	87.9%
Current accident year combined ratio, excluding catastrophes	87.3%	87.5%	88.1%	89.5%

Personal Lines

Personal Lines operating loss before taxes was $29.1 million in the fourth quarter of 2022, compared to operating income before taxes of $40.9 million in the fourth quarter of 2021. The Personal Lines combined ratio was 109.1%, compared to 96.2% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2022 were $56.2 million, or 10.2 points of the combined ratio, compared to $23.5 million, or 4.7 points, in the prior-year quarter. Prior-year reserve development, excluding catastrophes, was immaterial in the fourth quarter of 2022. This compared to net favorable prior-year reserve development, excluding catastrophes, of $3.0 million, or 0.6 points, in the fourth quarter of 2021.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased 6.8 points to 98.9% in the fourth quarter of 2022, from 92.1% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased 7.8 points to 72.6%, driven primarily by the impact of inflation and supply chain delays on personal auto and homeowners property lines. More specifically in auto, the increase in the underlying loss ratio from the prior-year quarter reflects higher inflationary pressure on car prices and costs of parts and labor, as well as an increase in animal hits affecting the comprehensive auto coverage. Excluding the effect of comprehensive coverage losses, underlying auto loss cost trends in the fourth quarter were in line with the company’s expectations. In home, the increase in the underlying loss ratio from the prior-year quarter was primarily due to higher inflation and, to a lesser extent, property large losses. The underlying loss ratio in home remained in line with the company’s most recent expectations.

The expense ratio decreased by 1.0 point to 26.3% in the fourth quarter of 2022, compared to the prior-year quarter, primarily attributable to fixed cost leverage from premium growth and lower performance-based compensation.

Net premiums written were $563.3 million in the quarter, up 12.2% from the prior-year quarter, driven by continued strong renewal price changes. In the fourth quarter, Personal Lines renewal price increases averaged 10.1%, while average rate increases were 5.4%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Net premiums written	$563.3	$502.2	$2,232.9	$2,009.7
Growth	12.2%	8.7%	11.1%	7.7%
Net premiums earned	552.1	496.7	2,112.8	1,929.4
Operating income (loss) before taxes	(29.1)	40.9	(8.8)	158.5
Loss and LAE ratio	82.8%	68.9%	77.8%	68.5%
Expense ratio	26.3%	27.3%	26.5%	27.7%
Combined ratio	109.1%	96.2%	104.3%	96.2%
Prior-year development ratio	-	(0.6)%	0.4%	(1.2)%
Catastrophe ratio	10.2%	4.7%	8.3%	9.1%
Combined ratio, excluding catastrophes	98.9%	91.5%	96.0%	87.1%
Current accident year combined ratio, excluding catastrophes	98.9%	92.1%	95.6%	88.3%

Full Year Operating Highlights

Net income was $116.0 million in 2022, compared to $418.7 million in the prior year. Operating income was $199.9 million in 2022, compared to $318.3 million in the prior year. Operating income before interest expense and taxes was $285.1 million in 2022, compared to $432.3 million in the prior year.

Catastrophe losses were $402.6 million, or 7.7 points of the combined ratio, in 2022, compared to $402.6 million, or 8.4 points, in the prior year. Net favorable prior-year reserve development, excluding catastrophes, was $20.6 million, or 0.4 points, in 2022, compared to $56.1 million, or 1.2 points in the prior year.

The combined ratio was 99.8% in the full year of 2022, compared to 97.0% in the prior year. The current accident year combined ratio, excluding catastrophe losses, was 92.5% in 2022, compared to 89.8% in 2021, driven by an increase in the current accident year loss and LAE ratio, primarily due to higher property severity primarily in Personal Lines. Partially offsetting the increase in the underlying loss ratio was an improvement of 0.5 points in the expense ratio, primarily driven by fixed cost leverage from premium growth and lower incentive compensation.

Total net premiums written were $5.5 billion in 2022, up 9.7% from 2021, reflecting growth of 11.2% in Specialty, 11.1% in Personal Lines and 7.2% in Core Commercial.

Core Commercial operating income before taxes was $106.9 million in 2022, which included $193.7 million, or 9.9 points, of catastrophe losses, and $10.3 million, or 0.5 points, of net favorable prior-year reserve development. In 2021, Core Commercial operating income before taxes was $138.0 million, which included $175.5 million, or 9.7 points, of catastrophe losses, and $17.8 million, or 1.0 point, of net favorable prior-year reserve development. The Core Commercial current accident year combined ratio, excluding catastrophe losses, was 91.8%, compared to 91.6% in the prior year, driven by an increase in the current accident year loss and LAE ratio, primarily due to higher inflation and an increase in property large losses, partially offset by an improvement in the expense ratio.

Specialty operating income before taxes was $186.0 million in 2022, which included $32.7 million, or 2.8 points, of catastrophe losses, and $19.5 million, or 1.6 points, of net favorable prior-year reserve development. In 2021, Specialty operating income before taxes was $131.9 million, which included $51.8 million, or 5.0 points, of catastrophe losses, and $16.2 million, or 1.6 points, of net favorable prior-year reserve development. The Specialty current accident year combined ratio, excluding catastrophe losses, was 88.1%, compared to 89.5% in the prior year, driven by an improvement in the current accident year loss and LAE ratio primarily due to the benefit from rate increases earning-in, as well as an improvement in the expense ratio.

Personal Lines operating loss before taxes was $8.8 million in 2022, which included $176.2 million, or 8.3 points, of catastrophe losses, and $8.0 million, or 0.4 points, of net unfavorable prior-year reserve development. In 2021, Personal Lines operating income before taxes was $158.5 million, which included $175.3 million, or 9.1 points, of catastrophe losses, and $23.1 million, or 1.2 points, of net favorable prior-year reserve development. The Personal Lines current accident year combined ratio, excluding catastrophes, was 95.6%, compared to 88.3% in the prior year, driven primarily by the impact of loss cost inflation on personal auto and homeowners property lines.

Investments

Net investment income was $75.9 million for the fourth quarter and $296.3 million for the full year 2022, below prior-year periods primarily due to elevated partnership income in the prior-year periods, partially offset by the investment of operational cashflows and higher bond reinvestment rates. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2022, was 3.26%, down from 3.69% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 3.20% and 2.90% for the quarters ended December 31, 2022, and 2021, respectively. Total pre-tax earned yield on the investment portfolio for the year ended December 31, 2022, was 3.29%, down from 3.70% in the prior year. The average pre-tax earned yield on fixed maturities was 3.04% and 2.99% for years ended December 31, 2022, and 2021, respectively.

Net realized and unrealized investment gains recognized in earnings were $32.2 million in the fourth quarter of 2022, primarily driven by the change in fair value of equity securities. This compared to net realized and unrealized investment gains recognized in earnings of $50.4 million in the fourth quarter of 2021. Net realized and unrealized investment losses recognized in earnings were $106.5 million in 2022, primarily driven by the change in fair value of equity securities and, to a lesser extent, losses on intent to sell fixed income securities due to a planned transfer of certain fixed income assets to an external portfolio manager. This compared to net realized and unrealized investment gains recognized in earnings of $123.0 million in 2021.

The company held $8.8 billion in cash and invested assets on December 31, 2022. Fixed maturities and cash represented approximately 88% of the investment portfolio. Approximately 96% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio as of December 31, 2022, were $812.7 million before income taxes, an increase in fair value of $80.3 million since September 30, 2022.

Shareholders’ Equity

On December 31, 2022, book value per share was $65.38, up 1.2% from September 30, 2022, primarily driven by an increase in the fair value of fixed maturity investments. During the quarter, the company did not repurchase any shares of common stock in the open market. The company has approximately $330 million of remaining capacity under its existing share repurchase program.

On December 31, 2022, statutory capital and surplus was $2.7 billion, in line with December 31, 2021.

Additionally, in the fourth quarter, the Board of Directors approved an increase to the quarterly dividend of 8.0% to $0.81 per common share. The company paid ordinary dividends of $28.8 million in the fourth quarter and $108.9 million in the year.

Earnings Conference Call

The company will host a conference call to discuss its fourth quarter and full year results on Thursday, February 2, at 10:00 a.m. E.T. A slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Media: Michael F. Buckley mibuckley@hanover.com 1-508-855-3099	Abby M. Clark abclark@hanover.com 1-508-855-3549

Definition of Reported Segments

Continuing operations include four operating segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: professional and executive lines, specialty P&C, marine, and surety and other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, excess and surplus lines and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, and the operations of the holding company, as well as a block of run-off voluntary assumed property and casualty pools business in which the company has not actively participated since 1995, and run-off direct asbestos and environmental business.

Financial Supplement

The Hanover's fourth quarter and full year news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Year ended
	December 31		December 31
($ in millions)	2022	2021	2022	2021
Revenues
Premiums earned	$1,363.5	$1,242.6	$5,252.3	$4,770.2
Net investment income	75.9	79.5	296.3	310.7
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	(10.2)	(2.2)	(26.5)	4.6
Net change in fair value of equity securities	42.8	53.2	(63.3)	119.1
Recoveries (impairments) on investments:
Credit-related recoveries (impairments)	(0.4)	(0.3)	(1.9)	0.3
Losses on intent to sell securities	-	(0.3)	(14.8)	(1.0)
	(0.4)	(0.6)	(16.7)	(0.7)
Total net realized and unrealized investment gains (losses)	32.2	50.4	(106.5)	123.0
Fees and other income	7.1	6.0	26.5	23.9
Total revenues	1,478.7	1,378.5	5,468.6	5,227.8

Losses and expenses
Losses and loss adjustment expenses	1,050.8	763.8	3,623.4	3,134.2
Amortization of deferred acquisition costs	283.9	254.2	1,093.2	982.7
Interest expense	8.6	8.5	34.1	34.0
Other operating expenses	150.1	147.2	573.9	555.6
Total losses and expenses	1,493.4	1,173.7	5,324.6	4,706.5
Income (loss) from continuing operations before income taxes	(14.7)	204.8	144.0	521.3
Income tax expense (benefit)	(2.8)	42.0	27.2	101.3
Income (loss) from continuing operations	(11.9)	162.8	116.8	420.0
Discontinued operations (net of taxes):
Income from Chaucer business	-	1.2	-	1.2
Income (loss) from discontinued life businesses	0.3	(0.5)	(0.8)	(2.5)
Net income (loss)	$(11.6)	$163.5	$116.0	$418.7

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	December 31	December 31
($ in millions)	2022	2021
Assets
Total investments	$8,509.8	$9,152.6
Cash and cash equivalents	305.0	230.9
Premiums and accounts receivable, net	1,601.4	1,469.5
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,964.5	1,907.3
Other assets	1,530.3	1,386.9
Assets of discontinued businesses	86.2	107.1
Total assets	$13,997.2	$14,254.3
Liabilities
Loss and loss adjustment expense reserves	$7,012.6	$6,447.6
Unearned premiums	2,954.2	2,734.9
Debt	782.4	781.6
Other liabilities	802.0	1,023.6
Liabilities of discontinued businesses	120.4	121.7
Total liabilities	11,671.6	11,109.4
Total shareholders’ equity	2,325.6	3,144.9
Total liabilities and shareholders’ equity	$13,997.2	$14,254.3

The following is a reconciliation from operating income (loss) to net income (loss)(7):

The Hanover Insurance Group, Inc.
	Three months ended December 31				Year ended December 31
	2022		2021		2022		2021
($ in millions, except per share data)	$ Amount	Per Share*	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income (loss)
Core Commercial	$(52.7)		$71.9		$106.9		$138.0
Specialty	43.9		49.0		186.0		131.9
Personal Lines	(29.1)		40.9		(8.8)		158.5
Other	(0.3)		1.1		1.0		3.9
Total	(38.2)		162.9		285.1		432.3
Interest expense	(8.6)		(8.5)		(34.1)		(34.0)
Operating income (loss) before income taxes	(46.8)	$(1.31)	154.4	$4.27	251.0	$6.95	398.3	$10.93
Income tax benefit (expense) on operating income (loss)	9.4	0.26	(32.3)	(0.89)	(51.1)	(1.42)	(80.0)	(2.20)
Operating income (loss) after income taxes	(37.4)	(1.05)	122.1	3.38	199.9	5.53	318.3	8.73
Non-operating items:
Net realized gains (losses) from sales and other	(10.2)	(0.29)	(2.2)	(0.06)	(26.5)	(0.73)	4.6	0.13
Net change in fair value of equity securities	42.8	1.20	53.2	1.47	(63.3)	(1.75)	119.1	3.27
Recoveries (impairments) on investments:
Credit-related recoveries (impairments)	(0.4)	(0.01)	(0.3)	(0.01)	(1.9)	(0.05)	0.3	0.01
Losses on intent to sell securities	-	-	(0.3)	(0.01)	(14.8)	(0.41)	(1.0)	(0.03)
	(0.4)	(0.01)	(0.6)	(0.02)	(16.7)	(0.46)	(0.7)	(0.02)
Other non-operating items	(0.1)	-	-	-	(0.5)	(0.02)	-	-
Income tax benefit (expense) on non-operating items	(6.6)	(0.18)	(9.7)	(0.26)	23.9	0.66	(21.3)	(0.59)
Income (loss) from continuing operations, net of taxes	(11.9)	(0.33)	162.8	4.51	116.8	3.23	420.0	11.52
Discontinued operations (net of taxes):
Income from Chaucer business	-	-	1.2	0.03	-	-	1.2	0.03
Income (loss) from discontinued life businesses	0.3	-	(0.5)	(0.01)	(0.8)	(0.02)	(2.5)	(0.06)
Net income (loss)	$(11.6)	$(0.33)	$163.5	$4.53	$116.0	$3.21	$418.7	$11.49
Dilutive weighted average shares outstanding		36.1		36.1		36.1		36.4
Basic weighted average shares outstanding		35.6		35.5		35.6		35.9

*Operating loss before and after income taxes, non-operating items, loss from continuing operations, net of taxes, and net loss metrics are calculated using basic shares outstanding due to antidilution.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “target profitability”, “target margins”, “moving forward”, “confident”, and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•
The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; interest rate assumptions, renewal price change, rate, and/or the effective tax rate;
•
The company’s ability to deliver on expectations set forth related to target margins, target returns and/or return to target profitability in total or by line of business;
•
The company’s ability to deliver on its long-term targets, including but not limited to, return on equity;
•
The continued and residual impacts of the global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, changes in claims frequency as a result of fluctuations in economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, inflation, declines in premium as a result of, among other things, credits or returns to the company’s customers, lower submissions, changes in renewals and policy endorsements, public health guidance, recession, and the impact of government orders and restrictions in the states and jurisdictions in which the company operates;
•
Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;
•
Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, and severe weather including wildfires, hurricanes, terrorism, civil unrest, winter storms, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•
Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;
•
Changes in frequency and loss severity trends in Core Commercial, Specialty and/or Personal Lines;
•
Ability to manage the impact of inflationary pressures, as a result of and following the Pandemic, global market disruptions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, labor, and materials;
•
The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;
•
Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•
Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•
Risks and uncertainties with respect to our ability to retain profitable policies in force and attract profitable policies and to increase rates commensurate with, or in excess of, loss trends;
•
Mix improvement, underwriting initiatives, coverage restrictions, non-renewals, and pricing segmentation, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;
•
The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and
•
Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic, inflationary pressures and corresponding governmental and/or central banking initiatives taken in response thereto, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•
Changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, the use of data, technology and artificial intelligence, policy terms and conditions, payment flexibility, and regions where the company has geographical concentrations;
•
Heightened volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates and other factors that affect investment returns from the investment portfolio;
•
Recessionary economic periods that may inhibit the company’s ability to increase pricing or renew business, or otherwise impact the company’s results, and which may be accompanied by higher claims activity in certain lines;
•
Data security incidents, including, but not limited to, those resulting from a malicious cyber security attack on the company or its business partners and service providers, or intrusions into the company’s systems, including cloud-based data storage, or data sources;
•
Adverse claims experience, including those driven by large or increased frequency and/or severity of catastrophe events, including those related to wildfires, winter storms, hurricanes, terrorism, civil unrest, riots or other severe weather;
•
The limitations and assumptions used to model non-catastrophe property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;
•
Changes in weather patterns and severity, whether as a result of global climate change, or otherwise, causing a higher level of losses from weather events to persist;
•
Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;
•
The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or return premium to insureds;
•
Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;
•
Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•
Competition, particularly from competitors who have resource and capability advantages;
•
The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, recessionary effects, global trade disputes, war, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;

•
Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);
•
Financial ratings actions, in particular, downgrades to the company’s ratings;
•
Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks on or breaches of the company’s systems and/or impacting our outsourcing relationships and third-party operations, or resulting in claim payments (including from products not intended to provide cyber coverage);
•
Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations;
•
The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in discontinued operations); and,
•
Continuing risks and uncertainties associated with the impact of the Pandemic and related general economic conditions

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 37 of the company’s Annual Report on Form 10-K for the year ended December 31, 2021, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2021 Annual Report on pages 63-66.

Operating income (loss) and operating income (loss) per share are non-GAAP measures. They are defined as net income (loss) excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income (loss), as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income (loss) also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income (loss) is the sum of the segment income (loss) from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four segments, “operating income (loss)” is the segment income (loss) before both interest expense and income taxes. The company also uses “operating income (loss) per share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution.

The company believes that metrics of operating income (loss) and operating income (loss) in relation to its four segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income (loss) from continuing operations is the most directly comparable GAAP measure for operating income (loss) (and operating income (loss) before income taxes) and measures of operating income (loss) that exclude the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for income (loss) from continuing operations or net income (loss) determined in accordance with GAAP. A reconciliation of operating income (loss) to income (loss) from continuing operations and net income (loss) for the relevant periods is included on page 12 of this news release and in the Financial Supplement.

Operating return on average equity (“ROE”) is a non-GAAP measure. See end note (5) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income (loss). In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income (loss) and shareholders’ equity of the entire company and without adjustments.

The company may also provide measures of operating income (loss) and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, freeze events, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. This and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.” A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

Three months ended
December 31, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	117.2%	90.5%	109.1%	108.0%
Less: Catastrophe ratio	24.6%	3.2%	10.2%	13.9%
Combined ratio, excluding catastrophe losses (non-GAAP)	92.6%	87.3%	98.9%	94.1%
Less: Prior-year reserve development ratio	(0.5)%	-	-	(0.1)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	93.1%	87.3%	98.9%	94.2%
December 31, 2021
Total combined ratio (GAAP)	92.4%	87.7%	96.2%	92.9%
Less: Catastrophe ratio	2.3%	1.7%	4.7%	3.1%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.1%	86.0%	91.5%	89.8%
Less: Prior-year reserve development ratio	(1.5)%	(1.5)%	(0.6)%	(1.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.6%	87.5%	92.1%	91.0%

Year ended
December 31, 2022
Total combined ratio (GAAP)	101.2%	89.3%	104.3%	99.8%
Less: Catastrophe ratio	9.9%	2.8%	8.3%	7.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.3%	86.5%	96.0%	92.1%
Less: Prior-year reserve development ratio	(0.5)%	(1.6)%	0.4%	(0.4)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.8%	88.1%	95.6%	92.5%
December 31, 2021
Total combined ratio (GAAP)	100.3%	92.9%	96.2%	97.0%
Less: Catastrophe ratio	9.7%	5.0%	9.1%	8.4%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.6%	87.9%	87.1%	88.6%
Less: Prior-year reserve development ratio	(1.0)%	(1.6)%	(1.2)%	(1.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.6%	89.5%	88.3%	89.8%

(2)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown below.

Three months ended
December 31, 2022
	Core Commercial	Specialty	Personal Auto	Home & Other	Personal Lines	Total
Total loss and LAE ratio (GAAP)	84.3%	54.7%	85.1%	79.5%	82.8%	77.1%
Less:
Prior-year reserve development ratio	(0.5)%	-	(0.2)%	0.2%	-	(0.1)%
Catastrophe ratio	24.6%	3.2%	(0.3)%	25.4%	10.2%	13.9%
Current accident year loss and LAE ratio, excluding catastrophes (non-GAAP)	60.2%	51.5%	85.6%	53.9%	72.6%	63.3%

December 31, 2021
Total loss and LAE ratio (GAAP)	58.8%	52.6%	73.4%	61.7%	68.9%	61.5%
Less:
Prior-year reserve development ratio	(1.5)%	(1.5)%	(1.4)%	0.7%	(0.6)%	(1.2)%
Catastrophe ratio	2.3%	1.7%	0.7%	11.2%	4.7%	3.1%
Current accident year loss and LAE ratio, excluding catastrophes (non-GAAP)	58.0%	52.4%	74.1%	49.8%	64.8%	59.6%

Year ended
December 31, 2022
	Core Commercial	Specialty	Personal Auto	Home & Other	Personal Lines	Total
Total loss and LAE ratio (GAAP)	68.5%	54.0%	77.3%	78.6%	77.8%	69.0%
Less:
Prior-year reserve development ratio	(0.5)%	(1.6)%	(0.3)%	1.4%	0.4%	(0.4)%
Catastrophe ratio	9.9%	2.8%	0.7%	19.8%	8.3%	7.7%
Current accident year loss and LAE ratio, excluding catastrophes (non-GAAP)	59.1%	52.8%	76.9%	57.4%	69.1%	61.7%

December 31, 2021
Total loss and LAE ratio (GAAP)	67.4%	57.4%	66.0%	72.6%	68.5%	65.7%
Less:
Prior-year reserve development ratio	(1.0)%	(1.6)%	(2.0)%	0.1%	(1.2)%	(1.2)%
Catastrophe ratio	9.7%	5.0%	1.6%	21.3%	9.1%	8.4%
Current accident year loss and LAE ratio, excluding catastrophes (non-GAAP)	58.7%	54.0%	66.4%	51.2%	60.6%	58.5%

(3)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies available to renew caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(4)
Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. The reconciliation of operating income (loss) and operating income (loss) per diluted (basic) share to the closest GAAP measures, income (loss) from continuing operations and income (loss) from continuing operations per diluted (basic) share, respectively, is provided on the preceding pages of this news release.

(5)
Operating return on average equity (“operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income (loss) after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (4)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the table on the following page.

	Period Ended

($ in millions)	December 31	March 31	June 30	September 30	December 31
	2021	2022	2022	2022	2022
Total shareholders' equity (GAAP)	$3,144.9	$2,832.8	$2,571.8	$2,295.9	$2,325.6
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	184.9	(195.0)	(459.4)	(706.7)	(641.4)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,960.0	$3,027.8	$3,031.2	$3,002.6	$2,967.0

Quarter Averages
Average shareholders' equity (GAAP)					$2,310.8
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,984.8

Year-to-date Averages
Average shareholders' equity (GAAP)					$2,634.2
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,997.7

($ in millions)	Three months ended	Year ended
	December 31	December 31
Net Income (Loss) ROE	2022	2022
Net income (loss) (GAAP)	(11.6)	$116.0
Annualized net loss*	(46.4)
Average shareholders' equity (GAAP)	$2,310.8	$2,634.2
Return on equity	(2.0)%	4.4%
Operating Income (Loss) ROE (non-GAAP)
Operating income (loss) after taxes	(37.4)	$199.9
Annualized operating loss, net of tax*	(149.6)
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,984.8	$2,997.7
Operating return on equity	(5.0)%	6.7%

*For three months ended December 31, 2022, annualized net loss and operating loss after income taxes is calculated by multiplying three months ended net loss and operating loss after income taxes, respectively, by 4.

(6)
Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.
(7)
The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.